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Exhibit 10.8(c)

RESTRICTED STOCK AGREEMENT
NABORS INDUSTRIES LTD.

        This Restricted Stock Grant ("Grant") is made as of this            day of                      by NABORS INDUSTRIES LTD. ("NIL" or the "Company") to                      ("Grantee"), pursuant to the Nabors Industries Ltd. 2013 Stock Plan ("2013 Plan").

        WHEREAS, Grantee is eligible to receive the Grant pursuant to the 2013 Plan.

        NOW THEREFORE, in accordance with the terms of the 2013 Plan, the Company has made this Grant and has issued or transferred to the Grantee common shares of NIL, par value $0.001 per share ("Common Shares"), upon the following terms and conditions:

        1.    Number of Shares.    The number of Common Shares awarded under this Grant is                 .

        2.    Rights of the Grantee as Shareholder.    The Grantee, as the owner of the Common Shares issued or transferred pursuant to this Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject to the restrictions stated in this Grant. If the Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Grant, all of the additional shares shall be subject to the provisions of this Grant.

        3.    Restriction Period.    The period of restriction ("Restriction Period") for the Common Shares issued under this Grant shall commence on the date hereof and shall expire in three equal annual installments beginning on the first calendar year anniversary hereof. (i.e., the award will vest one-third per year).

        4.    Terms and Conditions.    The Grant is subject to the following terms and conditions:

  a.
  If Grantee ceases for any reason to be a director of NIL, any unvested portion of this Grant shall be forfeited, all interest of the Grantee in such shares shall terminate, and Grantee shall cease to be a shareholder with respect to such shares; provided, however, that upon Grantee's voluntary retirement from the Company's Board of Directors after attaining age 70, Grantee shall be entitled to elect, subject to approval by the Governance and Nominating Committee, to maintain any unvested portion of the Grant then outstanding.

  b.
  During the Restriction Period, the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of the Grant. Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of the Grant, whether voluntary or involuntary, shall be ineffective.

  c.
  Except as otherwise provided herein, this Grant is subject to, and the Grantee agrees to be bound by, all the terms and conditions of the 2013 Plan.

        5.    Legend on Certificates.    Any certificate evidencing ownership of Common Sharesissued or transferred pursuant to this Grant that is delivered during the Restriction Period may, in the Company's discretion, bear the following legend on the back side of the certificate:

    These shares have been issued or transferred subject to a Restricted Stock Grant and are subject to certain restrictions as more particularly set forth in a Restricted Stock Agreement, a copy of which is on file with Nabors Corporate Services, Inc.

        6.    Withholding Tax.    Before NIL removes restrictions on the transfer of or delivers a certificate for Common Shares issued or transferred pursuant to this Grant, the Grantee shall be required to pay to NIL or its designated affiliate the amount of federal, state or local taxes, if any, required by law to be withheld ("Withholding Obligation"). NIL may withhold the number of shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of shares ("Net Shares"), unless NIL receives notice not less than 5 days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit. Notwithstanding any such notice, if Grantee has not delivered funds within 15 days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.

        7.    Notices and Payments.    Any notice to be given by the Grantee under this Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time.

        8.    Waiver.    The waiver by NIL of any provision of this Grant shall not operate as, or be construed to be, a waiver of the same or any other provision hereof at any subsequent time for any other purpose.

        9.     Governing Law & Severability. The 2013 Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware. If any provision of this Agreement should be held invalid, the remainder of this Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

        10.    Entire Agreement.    This Agreement, together with the 2013 Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

        IN WITNESS WHEREOF, the Grantee has duly executed this Agreement as of the day and year first written above.

GRANTEE
By:

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  Exhibit 10.8(c)
RESTRICTED STOCK AGREEMENT NABORS INDUSTRIES LTD.